EXHIBIT 99.1


                           CREDITRISKMONITOR.COM, INC
                         110 Jericho Turnpike, Suite 202
                              Floral Park, NY 11001


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 2T


March 28, 2002


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

                      Re: Arthur Andersen LLP ("Andersen")

Ladies and Gentlemen:

The purpose of this letter is to address the requirements of the Securities and Exchange Commission ("SEC") with respect to issuers that include accountant's reports from Andersen issued after March 14, 2002 in filings with the SEC.

In connection with the audit of the financial statements of CreditRiskMonitor.com, Inc. (the "Company") as of December 31, 2001 and for the year then ended, Andersen has issued a report to the Company dated February 21, 2002 (the "Report"). The Report is included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Pursuant to Temporary Note 2T to Item 310 of Regulation S-B the Company has obtained a letter of representation from Andersen stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.


CreditRiskMonitor.com, Inc.


By: /s/ Lawrence Fensterstock
    ----------------------------
       Lawrence Fensterstock
       Senior Vice President and Chief Financial Officer